As filed with the Securities and Exchange Commission on May 8, 1998
                                               Registration No. 33-_____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           FIRST CITIZENS CORPORATION
                           --------------------------
             (Exact name of Registrant as specified in its charter)

            GEORGIA                                              58-2232785
            -------                                              ----------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                   19 JEFFERSON STREET, NEWNAN, GEORGIA 30263
                   ------------------------------------------
              (Address of principal executive offices and zip code)

                           FIRST CITIZENS CORPORATION
                           --------------------------
                            (Full Title of the Plan)

                                BETH LANIER, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA 30303
                             ----------------------
                     (Name and address of agent for service)

                                 (404) 572-4571
                                 --------------
          (Telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
         If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
TITLE OF            AMOUNT          PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
SECURITIES TO       TO BE           OFFERING PRICE      AGGREGATE OFFERING   REGISTRATION
BE REGISTERED       REGISTERED      PER SHARE           PRICE                FEE
-----------------------------------------------------------------------------------------
COMMON STOCK,       220,221         $33.25 (1)          $7.322.350 (1)       $2,530
$1.00 PAR VALUE     SHARES (1)
-----------------------------------------------------------------------------------------

 (1) The average of the high and low prices of the Registrant's Common Stock as reported by the Nasdaq Stock Market for May 4, 1998.

    THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

P R O S P E C T U S

                                 220,221 SHARES


                           FIRST CITIZENS CORPORATION

                                  COMMON STOCK

                              --------------------


         This Prospectus relates to 220,221 shares (the "Shares") of common stock, $1.00 par value ("Common Stock"), of First Citizens Corporation (the "Company"). The Shares may be offered by certain shareholders of the Company from time to time in transactions in the open market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of Shares."

         The Selling Shareholders acquired the Shares from the Company as of March 31, 1997 in connection with the Company's acquisition of a company of which the Selling Shareholders (as defined herein) owned shares of common stock. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders" and "Sale of the Shares."

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

         The Common Stock is listed on the Nasdaq Stock Market. On May 4, 1998, the last reported sale price of the Common Stock of the Company reported on the Nasdaq Stock Market was $33.25 per share.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

             The date of this Prospectus is May 8, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus forms a part, covering the Shares to be sold pursuant to this offering.

         As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission as set forth below. For additional information regarding the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement and exhibits thereto.

         CERTAIN DOCUMENTS PREVIOUSLY FILED BY THE COMPANY WITH THE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." COPIES OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED UPON REQUEST TO DOUGLAS J. HERTHA, FIRST CITIZENS CORPORATION, 19 JEFFERSON STREET, NEWNAN, GEORGIA 30263(TELEPHONE: (770) 253-5017).

         The Company is subject to the informational and reporting requirements of the Exchange Act, and accordingly files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission, as well as the Registration Statement, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                   THE COMPANY

         The Company is a Georgia corporation and a bank/thrift holding company located on the southside of the Metropolitan Atlanta area. The Company provides financial services through its three subsidiary financial institutions (the "Banks") which offer a variety of banking and other financial services to individuals and businesses. Its market area includes Coweta, Fayette, Henry, Clayton and Troup Counties, Georgia.

         The Company was formed on August 21, 1996 when Newnan Savings Bank, FSB (now known as First Citizens Bank) reorganized itself into a holding company, Newnan Holdings, Inc. (now known as First Citizens Corporation). In this reorganization, each shareholder of Newnan Savings Bank received stock in the new parent company on a one-for-one basis. At the same time, Newnan Holdings merged with Southside Financial Group, Inc., the parent company of Citizens Bank and Trust of Fayette County (now known as First Citizens Bank of Fayette County). As of March 31, 1997, the Company acquired all the outstanding stock of Tara Bankshares Corporation ("Tara"), the parent company of Tara State Bank (now known as First Citizens Bank of Clayton County), issuing 221,773 shares of its stock to Tara shareholders.


                              SELLING SHAREHOLDERS

         In conjunction with the acquisition of Tara, the Company issued 221,773 shares of its stock to 18 Tara shareholders (the "Selling Shareholders"). In March 1998, the Company repurchased 1,552 of these shares. One of the Selling Shareholders, Don A. Barnette, received 174,186 Shares as a result of the Company's acquisition of Tara. Mr. Barnette then sold 12,417 of the Shares in a negotiated transaction to Charles M. Barnes.

         The Selling Shareholders and the number of shares being offered by each are set forth below:

         James L. Askew                                      15,891
         Ann Louise Askew                                       217
         Julie Askew                                          1,552
         Don A. Barnette                                    161,769
         Charles M. Barnes                                   12,417
         Jimmy W. Benefield                                   1,086
         Naomi Daniel                                         1,988
         Gruskin and Lucas, P.C. Profit Sharing Plan          2,138
         Sanford E. Gruskin                                   4,946
         Helen F. Sams                                        1,738
         J.E. Sutherland                                      1,691
         Michael M. Vuocolo                                   3,573
         South Atlanta Radiology Association
           Profit Sharing Plan                                  646
         William C. Land, Jr.                                   434
         Kirby Glaze                                          1,672
         George E. Glaze                                      6,533
         A. Gene Lee                                          1,632
         Gail O. Lee                                            298

         Prior to the offering, the Selling Shareholders beneficially owned, in the aggregate, 11.82% of the number of shares of Common Stock of the Company outstanding on the date of this Prospectus. Upon the sale by the Selling Shareholders of all of the Shares and completion of the offering, assuming all of the Shares being offered hereby are sold and that no other changes in the Selling Shareholders' beneficial ownership occur prior to completion of this offering, the Selling Shareholders will beneficially own, in the aggregate, 3.94% of the shares of Common Stock of the Company. None of the Selling Shareholders individually owns over 1% of the issued and outstanding shares of Common Stock except for Mr. Barnette, who currently owns 8.68%. Upon sale by Mr. Barnette of all of his Shares being offered, and assuming no other changes in his beneficial ownership of Common Stock, Mr. Barnette will own 3.12% of the issued and outstanding Common stock of the Company.

         Two of the Selling Shareholders hold positions with the Company: Mr. Barnette is a director of the Company and Mr. Barnes is a vice president of the Company.


                               SALE OF THE SHARES

         The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the open market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.


                                  LEGAL MATTERS

         A legal opinion to the effect that the Shares are legally issued, fully paid and nonassessable has been rendered by Powell, Goldstein, Frazer & Murphy, LLP, Sixteenth Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303.


                                     EXPERTS

         The consolidated financial statements of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997 have been audited by Mauldin & Jenkins LLC, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

                  (1) The Company's Annual Report on Form 10-KSB for the year ended March 31, 1997;

                  (2) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997;

                  (3) The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997;

                  (4) The Company's Quarterly Report on Form 10-QSB for the period ended December 31, 1997; and

                  (5) The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in this paragraph.

                        ---------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                        ---------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 1.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee to the Securities
  and Exchange Commission                     $  2,530.00
Accounting fees and expenses                  $    500.00
Legal fees and expenses                       $  3,000.00
Miscellaneous expenses                        $    200.00
                                              -----------
           Total                              $ 16,230.00

         The foregoing items, except for the SEC registration fee, are estimated. The Registrant has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

         The Registrant's Bylaws provide that directors and officers of the Registrant shall be indemnified by the Registrant against expenses and liabilities incurred in connection with or resulting from threatened, pending or completed actions, whether civil, criminal, administrative or investigative, in which said person became involved by reason of having been a director or officer of the Registrant; provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and in addition, with respect to any criminal action or proceeding, did not have a reasonable cause to believe that his conduct was unlawful. Any person who has been wholly successful on the merits of or otherwise with respect to any claim, action, suit or proceeding described above shall be entitled to indemnification without any further action or approval by the Board of Directors. In any other situation, indemnification shall be made at the discretion of the Registrant, but only if the Board of Directors, acting by a majority vote of a quorum consisting of directors who are not parties to the claim, find that the person has met the standard of conduct described above. If no such quorum of the Board exists, then independent legal counsel may render such opinion as to whether the standards have been met or the holders of a majority of the stock entitled to vote for the election of directors shall determine by affirmative vote that such director or officer has met the standards. However, notwithstanding the foregoing, no officer or director who has been determined to be liable for negligence or misconduct in the performance of his duties to the Registrant shall be indemnified unless and except to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability and in view of all the circumstances, such person is fairly and reasonably entitled to be indemnified for such expenses as the court shall deem proper.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS.

5 Opinion of Powell, Goldstein, Frazer & Murphy LLP, as to the legality of the securities being registered.

23(a) Consent of Mauldin & Jenkins LLC (see page immediately preceding signature page to this Registration Statement).

23(b) Consent of Powell, Goldstein, Frazer & Murphy LLP, is contained in its opinion filed as Exhibit 5 hereto.

24       Power of Attorney (see signature page to this Registration Statement).

99 Merger Agreement dated November 21, 1996 between First Citizens Corporation (formerly Newnan Holdings, Inc.) and Tara Bankshares Corporation.


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (1)(i) and (1)(ii)
do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the May 8, 1998 Registration Statement on Form S-3 of our report, dated April 25, 1997, except for Note 16, as to which the date is June 3, 1997, relating to the consolidated financial statements of First Citizens Corporation and subsidiaries, contained in the annual report on Form 10-KSB for the year ended March 31, 1997, and to the reference to our Firm under the caption "Experts" in the Prospectus.


                                     /s/ Mauldin & Jenkins LLC


Atlanta, Georgia
May 8, 1998

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newnan, State of Georgia, on [__________], 1998.

                                        FIRST CITIZENS CORPORATION


                                        By: s/ Tom Moat
                                           -------------------------------------
                                           Tom Moat
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints TOM MOAT and DOUGLAS J. HERTHA, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                      TITLE
       ---------                                      -----

                                Chairman of the Board and Director
J. Littleton Glover, Jr.

                                President, Chief Executive Officer and Director
Tom Moat                        (Principal Executive Officer)

                                Director
Ellis Mansour

                                Director
Don A. Barnette

                                Director
Thomas B. Chandler

                                Vice President
Douglas J. Hertha               (Principal Financial and Accounting Officer)

                                  EXHIBIT INDEX


Exhibit
Number            Description
------            -----------

4(a) Instruments defining rights of shareholders: Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 in the Registrant's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on April 26, 1996 (Reg.
                  No. 333-4304)).

4(b) Instruments defining rights of shareholders: Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on April 26, 1996 (Reg. No. 333-4304)).

5 Opinion of Powell, Goldstein, Frazer & Murphy LLP, as to the legality of the securities being registered.

23(a) Consent of Mauldin & Jenkins LLC (see page immediately preceding signature page to this Registration Statement).

23(b) Consent of Powell, Goldstein, Frazer & Murphy LLP, is contained in its opinion filed as Exhibit 5 hereto.

24                Power of Attorney (see signature page to this Registration
                  Statement).

99 Merger Agreement dated November 21, 1996 between First Citizens Corporation (formerly Newnan Holdings, Inc.) and Tara Bankshares Corporation.



204620